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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 26, 1998

                                  BY AND AMONG

                          SALTON/MAXIM HOUSEWARES, INC.

                           COLUMBIA ACQUISITION CORP.

                                       AND

                                TOASTMASTER INC.






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                                TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I.  THE MERGER.................................................  1
         1.1.     The Merger...........................................  1
         1.2.     Closing..............................................  2
         1.3.     Effective Time.......................................  2
         1.4.     Effects Of The Merger................................  2
         1.5.     Articles Of Incorporation; By-laws; Purposes.........  2
         1.6.     Directors............................................  2
         1.7.     Officers.............................................  2

ARTICLE II.  EFFECT OF THE MERGER ON THE CAPITAL STOCK
                           OF THE CONSTITUENT CORPORATIONS.............  3
         2.1.     Conversion of Shares.................................  3
         2.2.     Stock Options........................................  3
         2.3.     Surrender of Certificates............................  4
         2.4.     Dissenting Shares....................................  6
         2.5.     Withholding Rights...................................  6
         2.6.     Lost Certificates....................................  6
         2.7.     Further Assurances...................................  7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............  7
         3.1.     Organization, Standing and Power.....................  7
         3.2.     Capital Structure....................................  7
         3.3.     Subsidiaries.........................................  9
         3.4.     Authority and Absence of Conflict.................... 10
         3.5.     SEC Documents........................................ 11
         3.6.     Absence of Certain Events............................ 12
         3.7.     Litigation........................................... 12
         3.8.     Compliance with Applicable Law....................... 13
         3.9.     Employee Plans....................................... 13
         3.10.    Employment Relations................................. 16
         3.11.    Contracts............................................ 17
         3.12.    Environmental Laws and Regulations................... 18
         3.13.    Property and Leases.................................. 19
         3.14.    Intellectual Property................................ 20
         3.15.    Insurance............................................ 21
         3.16.    Takeover Statutes.................................... 21
         3.17.    Taxes................................................ 21
         3.18.    Customers............................................ 24
         3.19.    Interests of Certain Persons......................... 24
         3.20.    Information Supplied................................. 24

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                           PAGE

         3.21.    Required Company Vote.................................... 24
         3.22.    Opinion Of Financial Advisor............................. 24
         3.23.    Board Recommendation..................................... 25
         3.24.    Brokers.................................................. 25

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                           PURCHASER....................................... 25
         4.1.     Organization and Qualification........................... 25
         4.2.     Capital Stock of Parent and Purchaser.................... 26
         4.3.     Authority and Absence of Conflict........................ 26
         4.4.     Litigation............................................... 27
         4.5.     Brokers.................................................. 27
         4.6.     Proxy Statement.......................................... 27
         4.7.     Solvency Opinion......................................... 27

ARTICLE V.  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR
                           TO MERGER....................................... 27
         5.1.     Conduct Of Business Of The Company....................... 27

ARTICLE VI.  ADDITIONAL AGREEMENTS......................................... 29
         6.1.     Preparation Of Proxy Statement; Shareholders Meeting..... 29
         6.2.     Access To Information; Confidentiality................... 30
         6.3.     Filings; Commercially Reasonable Best Efforts............ 31
         6.4.     Public Announcements..................................... 31
         6.5.     Notification of Certain Matters.......................... 32
         6.6.     Indemnification And Insurance............................ 32
         6.7.     Solicitation............................................. 33
         6.8.     Supplemental Executive Retirement Plan Funding........... 35
         6.9.     TMI Letter Agreement..................................... 35

ARTICLE VII.  CONDITIONS PRECEDENT......................................... 35
         7.1.     Conditions To Each Party's Obligation To Effect The Merge 35
         7.2.     Conditions To Obligations Of Parent...................... 36
         7.3.     Conditions To Obligation Of The Company.................. 37

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER........................... 37
         8.1.     Termination.............................................. 37
         8.2.     Effect Of Termination.................................... 39

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

ARTICLE IX.  GENERAL PROVISIONS.............................................. 39
         9.1.   Nonsurvival Of Representations And Warranties.............. 39
         9.2.   Payment Of Certain Fees and Expenses....................... 39
         9.3.   Notices.................................................... 39
         9.4.   Certain Definitions; Interpretation........................ 40
         9.5.   Entire Agreement........................................... 41
         9.6.   Counterparts............................................... 41
         9.7.   Severability............................................... 41
         9.8.   Captions................................................... 41
         9.9.   Amendment.................................................. 41
         9.10.  Waiver..................................................... 42
         9.11.  No Third-Party Beneficiaries; Assignability................ 42
         9.12.  Inclusion of Information in Schedules...................... 42
         9.13.  Exclusive Jurisdiction and Consent to Service of Process... 42
         9.14.  Waiver of Jury Trial....................................... 43
         9.15.  Governing Law.............................................. 43

SCHEDULES

         Schedule 3.1    Organization, Standing and Power
         Schedule 3.2    Capital Structure
         Schedule 3.3    Subsidiaries
         Schedule 3.4    Authority and Absence of Conflict
         Schedule 3.6    Absence of Certain Events
         Schedule 3.7    Litigation
         Schedule 3.8    Compliance with Applicable Law
         Schedule 3.9    Employee Plans
         Schedule 3.10   Employment Relations
         Schedule 3.11   Contracts
         Schedule 3.12   Environmental Laws and Regulations
         Schedule 3.13   Property and Leases
         Schedule 3.14   Intellectual Property
         Schedule 3.15   Insurance
         Schedule 3.17   Taxes
         Schedule 3.18   Customers
         Schedule 3.19   Interests of Certain Persons
         Schedule 4.4    Litigation
         Schedule 6.6    Indemnification Agreements

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         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August
26, 1998, is by and among Salton/Maxim Housewares, Inc. a Delaware corporation ("Parent"), Columbia Acquisition Corp., a Missouri corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Toastmaster Inc., a Missouri corporation (the "Company").

         WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have determined that the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding share of common stock, par value $.10 per share ("Common Stock"), of the Company (the "Shares") (other than (a) Shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.4) of the Company or by Parent and (b) Dissenting Shares) will be converted into the right to receive $7.00 per share in cash;

         WHEREAS, the Merger and this Agreement require the affirmative vote, in accordance with applicable law and the Restated Articles of Incorporation and By-laws of the Company, of at least two-thirds of the outstanding Shares entitled to vote thereon for the approval thereof (the "Company Shareholder Approval");

         WHEREAS, Parent and Purchaser are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into an agreement (the "Shareholders Agreement") granting to Parent an option to purchase all Shares beneficially owned by such shareholders under certain circumstances;

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I.

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of The General and Business Corporation Law of Missouri (the "MBCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue, under the name "Toastmaster Inc.," to be governed by the laws of the State of Missouri. Purchaser and the Company are sometimes hereinafter referred to collectively as "Constituent Corporations."


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         1.2.  Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver in writing by the applicable party or parties of the latest to occur of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date not later than the second business day after such satisfaction or waiver of the conditions set forth in Article VII (or as soon as practicable thereafter) (the "Closing Date"), at the offices of Sonnenschein Nath & Rosenthal, 8000
Sears Tower, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3. Effective Time. As soon as practicable following the satisfaction, or waiver in writing by the applicable party or parties, of the conditions set forth in Article VII, the parties shall execute appropriate Articles of Merger (the "Articles of Merger") as provided in the MBCL and shall make such other filings, recordings or publications required under the MBCL in connection with the Merger. The Merger shall become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of the State of Missouri, or such later date as is agreed upon by the parties and specified in the Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

         1.4. Effects Of The Merger. The Merger shall have the effects set forth in Section 351.450 of the MBCL.

         1.5. Articles Of Incorporation; By-laws; Purposes. (a) At the Effective Time of the Merger, and without any further action on the part of the Company, Parent or Purchaser, the Restated Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended, as provided therein and under the MBCL.

               (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Parent or Purchaser, the By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         1.6. Directors. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.



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                                  ARTICLE II.

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

         2.1. Conversion of Shares. At the Effective Time and by virtue of the Merger, automatically and without any action on the part of the holders of the Shares or of the capital stock of Parent or Purchaser:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Subsection 2.1(b) below and Dissenting Shares) shall be converted into the right to receive $7.00 in cash (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.3.

               (b) Each Share held in the treasury of the Company, if any, and each Share owned by Parent, Purchaser or the Company, or by any direct or indirect subsidiary of any of them, shall be cancelled and retired without payment of any consideration therefor.

               (c) All shares of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into that number of validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the aggregate number of shares of the Company issued and outstanding immediately prior to the Effective Time.

         2.2. Stock Options. The Company shall (i) terminate its Non-Statutory Stock Option Plan, Non-Employee Directors Stock Option Plan, 1997 Non-Employee Directors Stock Option Plan and Incentive Stock Option Plan (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Option Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.3, "Options" shall include each stock option granted by the Company, whether pursuant to the Option Plans or otherwise.

         The Company shall use its reasonable best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options (irrespective of their exercise price), and upon obtaining such consent, shall cancel the options covered by such consent or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect immediately after the Effective Time. In consideration of each cancellation of Options, the Company shall agree to and shall pay to

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such holders, immediately after the Effective Time, in respect of each Option
(whether or not then exercisable) so cancelled, an amount equal to the excess, if any, of the Merger Consideration over the exercise price thereof, multiplied by the number of Shares subject thereto, reduced by the amount of withholding or other taxes required by law to be withheld.


            2.3.  Surrender of Certificates.

                  (a) From and after the Effective Time, a bank or trust company to be designated by Parent, with the prior approval of the Company (the "Exchange Agent"), shall act as exchange agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1. As of the Effective Time, Parent shall, on behalf of Purchaser, deposit with the Exchange Agent, for the benefit of the holders of Shares (excluding any Shares described in Section 2.1(b) and Dissenting Shares, if any), for the payment in accordance with this Article II, through the Exchange Agent, cash in an amount equal to the Merger Consideration multiplied by the number of outstanding Shares immediately prior to the Effective Time (excluding any Shares described in Section 2.1(b) and Dissenting Shares, if any) (such cash being hereinafter referred to as the "Payment Fund"). Upon the surrender of each Certificate and the delivery by the Exchange Agent of the Merger Consideration in exchange for the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent, Purchaser or the Company or any direct or indirect subsidiary of Parent, Purchaser or the Company and Dissenting Shares, if any) shall represent solely the right to receive the Merger Consideration applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration applicable to the Shares represented thereby, without any interest thereon. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.


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              (b) Promptly following the date of the first anniversary of the
Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration applicable to the Shares represented thereby, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

              (c) Promptly after the Effective Time, the Exchange Agent shall mail, to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a form of letter of transmittal and instructions, approved by the parties, for use in surrendering such Certificates and receiving the Merger Consideration therefor.

              (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Merger Consideration applicable to the Shares represented thereby or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 351.455 of the MBCL and Section 2.4 hereof, and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in Section 2.1 hereof, subject to applicable law in the case of Dissenting Shares.

              (e) The Exchange Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause
(ii) above, (iv) commercial paper having a rating in the

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highest rating categories from Standard & Poor's Rating Group Division of The
McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

      Section 2.4. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the MBCL, but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly demanded appraisal rights with respect thereto in accordance with
Section 351.455 of the MBCL, and who have not failed to perfect or who have not effectively withdrawn or who have not lost their rights to appraisal and payment under Section 351.455 of the MBCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, but such holder thereof shall be entitled only to such rights to appraisal and payment under the MBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.1 hereof. Upon the Company's receipt of any notice of election to dissent in accordance with the provisions of such
Section 351.455, the Company shall promptly provide Parent with a copy of such notice of election to dissent. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

      Section 2.5. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to a person in respect of which such deduction and withholding was made by the Surviving Corporation.

      Section 2.6. Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay the Merger Consideration in accordance with the terms of this Agreement to the registered owner of such Shares.


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      Section 2.7.     Further Assurances. If at any time after the Effective
Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.


                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Purchaser as follows:

      Section 3.1. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Missouri and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction set forth in Schedule 3.1, which are the only jurisdictions where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Change" or "Material Adverse Effect" means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the business, assets, liabilities, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Attached to Schedule 3.1 are complete and correct copies of the Restated Articles of Incorporation and By-Laws of the Company as currently in effect.

      Section 3.2. Capital Structure. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). At the close of business on July 31, 1998: (i) 7,551,950 shares of Common Stock were issued and outstanding; (ii) 93,900 shares of Common Stock were reserved for issuance upon the exercise of outstanding options; and (iii) 44,825 shares of Common Stock were held in the treasury of the Company. At the close of business on July 31, 1998: (i) no shares of Preferred Stock were issued and outstanding; and (ii) no shares of Preferred Stock were held in the treasury of the Company.

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Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. Since July 31, 1998, (i) no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company stock options already in existence and outstanding on such date, and (ii) the Company has not granted any stock options, warrants, convertible securities or other rights to acquire any capital stock of the Company.

         (b) At the close of business on July 31, 1998, there are outstanding options issued by the Company to purchase 93,900 shares of Common Stock.
Schedule 3.2 contains a complete and correct list of each outstanding option to purchase shares of Common Stock, including: (i) the name of the holder of such option issued by the Company; (ii) the number of shares subject thereto; (iii) the exercise or "strike" price; (iv) the grant date; (v) the expiration date; and (vi) the vesting terms. The Company has delivered to Parent complete and correct copies of all outstanding options to purchase Shares. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of August 24, 1998, the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is: (i) debt under the Loan and Security Agreement dated as of November 19, 1993, as amended, between the Company and Fleet Capital Corporation (successor in interest to Barclays Credit Inc.) of $46,156,993; and (ii) other indebtedness for borrowed money not exceeding $1,752,790, the sources of which, and amounts attributable to each such source, are set forth in Schedule 3.2.

         (c) Except as otherwise set forth in this Section 3.2 or in Schedule 3.2, there are no outstanding securities, options, warrants, rights, calls, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, including any securities pursuant to which rights to acquire capital stock become exercisable only after a change of control of the Company or upon the acquisition of a specified amount of the Common Stock or voting powers of the Company, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, agreement arrangement or undertaking.

         (d) Except as set forth in Schedule 3.2, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its subsidiaries. Except as set forth in Schedule 3.2, there are no agreements or arrangements

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



pursuant to which the Company is or could be required to register any Shares or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among the Company and any securityholders of the Company with respect to securities of the Company. Except as set forth in Schedule 3.2, there are no securities issued by the Company or any of its subsidiaries or agreements, arrangements or other understandings to which the Company or any of its subsidiaries is a party giving any person any right to acquire equity securities of the Surviving Corporation or any of its subsidiaries at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration such holder would have received in the Merger had such holder exercised such right immediately before the Effective Time.

         (e) Except as set forth in Schedule 3.2, there are no voting trusts or other agreements or understandings with respect is the voting of the capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.

      Section 3.3. Subsidiaries. (a) Schedule 3.3 sets forth each subsidiary of the Company and the jurisdiction of incorporation of such subsidiary. Except as set forth in Schedule 3.3, all of the outstanding shares of capital stock and other ownership interests of the Company's subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company. Except as set forth in Schedule 3.3, none of the shares or ownership interests of the subsidiaries owned or held by the Company, directly or indirectly, is subject to any Lien (as defined in Section 3.4(b)).

         (b) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the respective articles or certificates of incorporation or by-laws, as amended to the date hereof, of each of its subsidiaries.

         (c) Except for its subsidiaries or as otherwise set forth in Schedule 3.3, the Company does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership or other person and neither the Company nor any of its subsidiaries is a member of or participant in any partnership, joint venture or similar person.

         Section 3.4.  Authority and Absence of Conflict.

         (a) Subject to obtaining the Company Shareholder Approval, the Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (subject, with respect to consummation of the Merger, to the receipt of the Company Shareholder Approval, and assuming that this Agreement constitutes the valid and binding obligation of Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting the enforcement of creditors' rights generally, or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

         (b) Except as set forth in Schedule 3.4, and assuming the receipt of the Company Shareholder Approval, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or other encumbrance (collectively, "Liens") upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the Restated Articles of Incorporation or by-laws of the Company or any of its subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets, except for (A) any such violation, conflict, breach, default, termination, acceleration, Lien that would not have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby, (B) the filing of premerger notification reports by the parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of the applicable waiting period, (C) the filing with the Securities and Exchange Commission (the "Commission") of a proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with the Merger (the "Proxy Statement") and such reports under
Section 13(a)
of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, and (D) the filing of the Missouri Articles of Merger with the Secretary of the State of Missouri.

         (c) Other than in connection with or in compliance with the provisions of the MBCL, the HSR Act, and the Exchange Act, no notice to, filing with, or authorization, consent or approval of, any state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

      Section 3.5. SEC Documents. (a) Since January 1, 1996, the Company has filed with the Commission all reports, schedules, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (as such documents have been filed prior to the date hereof, and amended since the time of their filing prior to the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the "Company SEC Documents"). As of their respective dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents (including any and all financial statements included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all of the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (b) Except as set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 1, 1998 which could not reasonably be expected to have a Material Adverse Effect, and (ii) liabilities incurred under this Agreement.

         (c) The Company has heretofore made available or promptly shall make available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the Commission, to agreements, documents or other instruments which previously have been filed with the Commission pursuant to the Exchange Act.

      Section 3.6. Absence of Certain Events. Except as set forth on Schedule 3.6, since January 1, 1998, the Company and its subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and, except as set forth in Schedule 3.6 or in the Company SEC Documents, there has not occurred (i) any event, occurrence or condition which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has or is reasonably likely to have, a Material Adverse Effect; (iii) any change by the Company in its accounting methods, principles or practices; (iv) any amendments or changes in the respective articles or certificate of incorporation or organization or by-laws of the Company or any of its subsidiaries; (v) any revaluation by the Company or any of its subsidiaries of any of their respective assets; (vi) any damage, destruction or loss which resulted in or is reasonably likely to result in a Material Adverse Effect;
(vii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries; (viii) any grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries; (ix) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries; (x) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or any of its subsidiaries; (xi) any increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries (except for salary increases to employees other than officers in the ordinary course of business); or (xii) any other action that would be prohibited by
Section 5.1 on and after the date of this Agreement.

      Section 3.7. Litigation. Except as set forth in Schedule 3.7 or the Company SEC Documents, there are no actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened against the Company or any of its subsidiaries, at law or in equity, or before or by any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or any arbitrator or arbitration tribunal, and no development has occurred with respect to any pending or threatened action, suit or proceeding that is reasonably likely to result in a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

      Section 3.8. Compliance with Applicable Law. The Company and its subsidiaries hold and at all required times have held, all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Permits"), except for the failure to hold any such Permit that could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are, and at all times have been, in compliance with the terms of the Permits, except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect. The businesses of the Company and its subsidiaries are not being, and have not been, conducted in violation of any applicable law, ordinance or regulation of any Governmental Entity, except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.8, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best of the Company's knowledge, threatened, nor has any Governmental Entity, to the best of the Company's knowledge, indicated an intention to conduct the same.

      Section 3.9. Employee Plans. (a) Schedule 3.9 is a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), and each other agreement, plan, arrangement, program or policy relating to any bonus, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock options, stock purchases, stock appreciation rights, savings, compensation, employment, consulting, deferred compensation, severance, termination pay, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (as hereinafter defined) (each a "Commonly Controlled Entity") for the benefit of any present or former employees of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 as filed with the Internal Revenue Service with respect to each applicable Benefit Plan, (iii) the most recent summary plan description (or similar document) with respect to each applicable Benefit Plan and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan.

         (b) Except as set forth in Schedule 3.9, each Benefit Plan has been administered in all material respects in accordance with its terms. Except as set forth in Schedule 3.9, the Company, its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other laws, ordinances or regulations of any Governmental Entities. Except as set forth in Schedule 3.9, to the best of the Company's knowledge, there are no investigations by any Governmental Entities, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

         (c) Except as set forth in Schedule 3.9, (i) all contributions to the Benefit Plans required to be made by the Company or any of its subsidiaries in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan, excluding any Pension Plan which is a multiemployer pension plan as defined in Section 4001(a)(3) of ERISA (hereinafter a "Company Pension Plan") and (iii) no Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

         (d) Except as set forth in Schedule 3.9, (i) each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and each related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, (ii) no such determination letter has been revoked, and to the best of the Company's knowledge, revocation has not been threatened, (iii) no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan and (iv) such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualifications, increase its cost or require security under Section 307 of ERISA. The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received.

         (e) Except as set forth in Schedule 3.9: (i) no non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) no Company Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC"); and (iii) none of the Company, any of its subsidiaries or, to the best of the Company's knowledge, any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         (f) Except as set forth in Schedule 3.9, as of the most recent valuation date for each Company Pension Plan that is a "defined benefit pension plan" (as defined in

Section 3(35) of ERISA (hereinafter a "Defined Benefit Plan")), there was not any material amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would change the funded status of any such Defined Benefit Plan. The Company has made available to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan.

         (g) Except as set forth in Schedule 3.9, no Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the PBGC (other than for the payment of premiums not yet due).

         (h) No Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to a liability at any time after the date hereof or (ii) acted or failed to act, in a manner that could reasonably be excepted to result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

         (i) Except as set forth in Schedule 3.9, no Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a "multiemployer pension plan" (as defined in Section 4001(a)(3) of ERISA). Except as set forth in Schedule 3.9, no action has been taken, and no circumstances exist, that could reasonably be excepted to result in either a partial or complete withdrawal from such a multiemployer pension plan by any Commonly Controlled Entity. Schedule 3.9 also lists for each Benefit Plan that is a multiemployer pension plan the Company's reasonable estimate, based upon the information supplied to it by each multiemployer pension plan, of the amount of withdrawal liability that would be incurred if each Commonly Controlled Entity were to make a complete withdrawal from each such plan as of the dates specified in Schedule 3.9. Schedule 3.9 also lists for each Benefit Plan that is a multiemployer pension plan the Company's reasonable estimate, based upon the information supplied to it by each multiemployer pension plan, of the amount of "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the dates specified in Schedule 3.9.

         (j) The list of Welfare Plans in Schedule 3.9 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Except as disclosed in Schedule 3.9, and to the best of the Company's knowledge, there are no understandings, agreements or undertakings, written or oral, that would prevent any such Welfare Plan from being amended or terminated at any time after the Closing Date. The Company and its subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

         (k) Except as provided in the employment and severance agreements listed in Schedule 3.9, no employee of the Company or any of its subsidiaries will be entitled to any additional material benefits or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

         (l) Except as set forth in Schedule 3.9, during the period beginning on January 1, 1998 and ending on the date of this Agreement, there has been no change (i) in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or (ii) in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined.

         (m) Except as set forth in Schedule 3.9, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangements or Benefit Plans currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code). Schedule 3.9 sets forth (i) the Company's reasonable estimate of the maximum amount that could be paid to each executive officer of Company as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the Company's reasonable estimate of the "base amount" (as such term is defined in Section 280(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

      Section 3.10. Employment Relations. Except as set forth in Schedule 3.10 and except for any acts or omissions to act or matters referred to below which could not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries are, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its subsidiaries is pending before the National Labor Relations Board;
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its subsidiaries; (iv) no representation question has been raised with the Company respecting the employees of the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its subsidiaries; (vii) no grievance is pending or threatened against the Company or any of its subsidiaries; (viii) neither the Company nor any of its subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company or any of its subsidiaries, nor will the Company or any of its subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company and each of its subsidiaries of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time;
(ix) each of the Company and each of its subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise; and (x) neither the Company nor any of its subsidiaries has experienced any strike, threatened strike, picketing or union election during the last three years.

      Section 3.11.  Contracts. To the best of the Company's knowledge, Schedule
3.11 sets forth a complete and accurate list of any of the following (including all amendments and/or modifications to the following) to which the Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound (collectively, "Scheduled Contracts"):

                 (i) all deeds, indentures, leases, subleases or other instruments by which an ownership, leasehold or other interest in real property is held by the Company or any of its subsidiaries;

                 (ii) all contracts, commitments or agreements, including contracts or licenses pertaining to the payment of royalties, to the extent that any such agreement individually includes provisions that do or could involve payments or commitments (whether fixed or contingent) to or from the Company or any of its subsidiaries for a fixed amount, or a reasonably expected amount, in excess of $100,000;

                 (iii) all management, compensation, employment or severance contracts, commitments or agreements or contracts or agreements entered into with any director, officer or employee of the Company or any of its subsidiaries;

                 (iv) all contracts or agreements under which the Company or any of its subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $100,000;

                 (v) all bonds or agreements of guarantee or indemnification in which the Company or any of its subsidiaries acts as surety, guarantor or indemnitor with respect to any individual obligation (fixed or contingent) in a fixed amount or a reasonably expected amount greater than $100,000; and

                 (vi) all secrecy, noncompete or other agreements which (A) restrict the right of the Company or any of its subsidiaries to engage in any business or (B) would restrict the right of Parent or any of affiliates to engage in any business after the consummation of the transactions contemplated by this Agreement;

         Except as set forth on Schedule 3.11, (i) neither the Company nor any of its subsidiaries is in default under the terms of any Scheduled Contract,
(ii) no other party thereto is in default under the terms of any Scheduled Contract and (iii) each Material Contract is in full force and effect.

      Section 3.12.  Environmental Laws and Regulations.  Except as disclosed in
Schedule 3.12 and to the best of the Company's knowledge:

                 (i) The Company and its subsidiaries hold and are in material compliance with all Environmental Permits (as defined below), and the Company and its subsidiaries are otherwise in compliance with all Environmental Laws (as defined below), except for any failure to hold any Environmental Permit, or be in compliance with any Environmental Permit or Environmental Law that could not reasonably be expected to have a Material Adverse Effect, and there are no conditions that might prevent or interfere in any material respect with such compliance in the future;

                 (ii) As of the date hereof, neither the Company nor any of its subsidiaries has received any Environmental Claim (as defined below) and there is no threatened Environmental Claim;

                 (iii) Neither the Company nor any of its subsidiaries has entered into any consent decree, order or agreement under any Environmental Law;

                 (iv) There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) surface impoundments, or (E) landfills, or present at any facility currently owned, leased or operated by the Company or any of its subsidiaries;

                 (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials;

                 (vi) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

                 (vii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of, or so as could result in liability under, any Environmental Laws;

                 (viii) None of the Company or its subsidiaries has contractually assumed any liabilities or obligations under any Environmental Laws;

                 (ix) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (1) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, owned, leased or operated by the Company or any of its subsidiaries or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (3) otherwise relating to obligations or liabilities under any Environmental Laws; (B) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices; (C) "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws; and
      (D) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law.

      Section 3.13. Property and Leases. (a) Schedule 3.13 sets forth all of the real property owned by the Company and each of its subsidiaries (the "Owned Real Property"). Schedule 3.13 sets forth all of the real property and interests in real property leased by the Company and each of its subsidiaries (the "Leased Real Property", and together with the Owned Real Property, the "Company Property"). Each of the Company or its subsidiaries, as the case may be, has good and marketable fee title to the Owned Real Property, subject only to Permitted Liens (as defined below) and those Liens described in (b) below, except for (a) Liens set forth on Schedule 3.13, (b) Liens reflected in the Company SEC Documents, and (c) Liens, easements, restrictions and reservations that are reflected in the title reports or surveys, if any, delivered to Purchaser in connection with the transactions contemplated hereby. Each of the Company or its subsidiaries, as the case may be, has a valid and existing leasehold interest in all Leased Real Property, subject only to Permitted Liens and those Liens described in (b) below, except for (a) Liens set forth on Schedule 3.13 and (b) Liens reflected in the Company SEC Documents.

         (b) All Company Property and personal properties owned by the Company or any of its subsidiaries are owned free and clear of all Liens or leased free and clear of all Liens applicable to such leasehold interest, except for (i) Liens for taxes and assessments or governmental charges or levies which are not at the time of Closing due or payable or which are being contested in good faith and (ii) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar Liens, which have been incurred in the ordinary course of business, so long as the obligations secured by such Liens are not then delinquent or which are being contested in good faith. The Owned Real Property and personal properties owned by the Company or any of its subsidiaries are not subject to any Liens, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which interfere with or are violated by the existence of the improvements thereon or the current use and operation of each such Owned Real Property or personal properties, respectively, to which it relates in the business of the Company and its subsidiaries as currently conducted, except for any interference or violation that could not reasonably be expected to have a Material Adverse Effect.

      Section 3.14. Intellectual Property. (a) Schedule 3.14 lists all Intellectual Property (as defined below) owned or used by the Company or its subsidiaries, which is the subject of a registration or application for registration submitted to any Governmental Entity, and summarizes the nature of the Company's or its subsidiaries' rights therein and thereto.

         (b) The Company and its subsidiaries own or have the right to use all Intellectual Property reasonably necessary for the Company and its subsidiaries to conduct their business as it is currently conducted and consistent with past practice.

         (c) Except as set forth on Schedule 3.14 and except for acts or omissions or matters referred to below which could not reasonably be expected to have a Material Adverse Effect: (i) all of the registered Intellectual Property of the Company and its subsidiaries listed on Schedule 3.14 is subsisting and unexpired, free of all Liens, has not been abandoned and, to the best of the Company's knowledge, does not infringe or otherwise impair the intellectual property rights of any third party; (ii) none of the Intellectual Property owned by the Company or its subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party; (iii) to the best of the Company's knowledge, no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to, any Intellectual Property; (iv) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to, any Intellectual Property; and (v) the Company and its subsidiaries take reasonable steps to protect, maintain and safeguard the Intellectual Property owned by the Company or its subsidiaries, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity.

         (d) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (i) (A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protections; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

      Section 3.15. Insurance. The Company has provided to Parent copies of all policies of insurance maintained by or on behalf of the Company or its subsidiaries. The insurance coverage provided by such policies of insurance will be continued through the Effective Time and will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.15, neither the Company nor any of its subsidiaries has been denied insurance coverage by any carrier in the last three years.

      Section 3.16. Takeover Statutes. The Board of Directors of the Company has taken all appropriate action to render the restrictions on business combinations contained in Section 351.459 of the MBCL inapplicable to this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereunder and thereunder, including, without limitation, the purchase of securities pursuant to the Shareholders Agreement.

      Section 3.17. Taxes. (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales (including bulk sales), use, ad valorem, intangible, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, personal property, customs, net worth, estimated, capital, gains, transfer, stamp, documentary, social security, alternative minimum, accumulated earnings, goods and services, recapture, recording, severance, environmental (including but not limited to, taxes under Section 59A of the Code), occupation and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, and reference to any Section of the Code shall refer to that Section in effect at the date hereof; (iii) "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority; and (iv) "Return" or "Returns" shall mean all returns, reports, estimates, information returns and statements, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

         (b) Except as set forth in Schedule 3.17, the Company and each of its subsidiaries has timely filed, with the appropriate Taxing Authority all material Returns required to be filed on or prior to the date hereof and each such Return was complete in all material respects at the time of filing.

         (c) Except as set forth on Schedule 3.17, all Taxes (including Taxes for which no Returns are required to be filed and including payroll and wage withholding Taxes) of the Company and any of its subsidiaries ("Covered Taxes"), which are due and payable have been duly and timely paid.

         (d) Except as set forth on Schedule 3.17, the Company has made available for inspection by Parent (i) complete and correct copies of all Returns of the Company and each of its subsidiaries, with respect to Federal, state, provincial, county, local, municipal, foreign and other income, profits, corporate franchise, receipts, sales, excise, property, net worth and all other Taxes, that are or have been required to be filed for taxable periods ending with or within the last five calendar years (ii) complete and correct copies of all material ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the subsidiaries and relating to Covered Taxes.

         (e) Except as set forth on Schedule 3.17 and for taxes not yet due, no material Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its subsidiaries. Schedule 3.17 lists all federal, state and local income Returns filed with respect to the Company for taxable periods ended on or after December 31, 1994, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit or any administrative or judicial proceeding. Except as set forth on Schedule 3.17, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no issues were raised in writing by the relevant Taxing Authority during any such audit or examination that might apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth on Schedule 3.17,
(i) to the best of the Company's knowledge, no Returns with respect to Federal income Taxes are currently under audit or examination by the Internal Revenue service and any other Taxing Authority, (ii) to the best of the Company's knowledge, no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and (iii) neither the Internal Revenue Service nor any other Taxing Authority has given notice in writing that it will commence any such audit or examination.

         (f) Except as set forth on Schedule 3.17, as of the date hereof no Taxing Authority is asserting or, to the best of the Company's knowledge, threatening to assert, any deficiency or claim for Covered Taxes or any adjustment to any item of income, gain, deduction, loss, credit, or tax basis entering into the computation of Covered Taxes.

         (g) Except as set forth in Schedule 3.17, (i) no person has made with respect to the Company or any of its subsidiaries, or with respect to any property held by the Company or any of its subsidiaries, any consent under
Section 341 of the Code, (ii) no property owned by the Company or any of its subsidiaries constitutes "tax-exempt use property" (as defined in Section 169(h) of the Code), (iii) to the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982 and (iv) none of the assets owned by the Company or any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor.

         (h) There is no agreement extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no unrevoked power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

         (i) Since January 1, 1995, the Company has not been a member of any affiliated or consolidated, combined, unitary or aggregate group for purposes of filing Returns or paying Taxes at any time except for a group for which the Company is a parent.

         (j) Except as set forth in Schedule 3.17, none of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing agreements with any of its affiliates, or with any Taxing Authority.

         (k) Except as set forth on Schedule 3.17, none of the Company or any of the subsidiaries will be required in a taxable period beginning on or after the Closing Date to include any amount in income pursuant to Section 481 of the Code, by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

         (l) Schedule 3.17 lists each state, county, local, municipal or foreign jurisdiction in which Company or any of the subsidiaries files or, has filed a Return or is or has been liable for Tax on a "nexus" basis for the current and preceding three years.

         (m) The Company has an estimated consolidated net operating carryover for regular Federal income tax purposes as of December 31, 1997 of approximately $3,400,000 for the year ended December 31, 1997 and approximately $507,000 for the year ended December 31, 1996. The Company has tax credit carryforwards as of December 31, 1997 of approximately $300,000 for the year ended December 31, 1993 and approximately $222,000 for the year ended December 31, 1996.

      Section 3.18. Customers. Schedule 3.18 sets forth a list of the twenty
(20) largest customers of the Company and its subsidiaries, as measured by the dollar amount of purchases by such customers, during the year ended December 31, 1997 and the six months ended June 30, 1998, calculated based on the approximate total sales by the Company and its subsidiaries to each such customer during each such period. To the best of the Company's knowledge, since December 31, 1997, no customer listed on Schedule 3.18 has (i) cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries, or (ii) materially changed, or requested a material change in the price or quantity of the goods, services and products sold by the Company or any of its subsidiaries to such customer.

      Section 3.19. Interests of Certain Persons. Except as disclosed in
Schedule 3.19, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries or has indebtedness owing to the Company or any of its subsidiaries.

      Section 3.20. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.1(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent or Purchaser specifically for inclusion therein.

      Section 3.21. Required Company Vote. The Company Shareholder Approval, being the affirmative vote of at least two-thirds of the outstanding Shares, are the only votes of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

      Section 3.22. Opinion Of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Company's shareholders pursuant to the Merger is fair to such holders of Shares from a financial point of view.

      Section 3.23. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company and (ii) subject to
Section 6.1(c) hereof, resolved to recommend that the holders of Shares approve this Agreement and the transactions contemplated herein, including the Merger.

      Section 3.24. Brokers. No broker, investment banker or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between the Company Financial Advisor and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Parent.


                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser each represent and warrant, jointly and severally, to the Company as follows:

      4.1. Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have an Acquiror Material Adverse Effect. For purposes of this Agreement, an "Acquiror Material Adverse Effect" means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the business, assets, liabilities, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Each of Parent and Purchaser has the requisite corporate power and authority to own, operate and use its respective properties to carry on its respective businesses as they are now being conducted. Copies of the respective charter documents and by-laws of Parent and Purchaser have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.

      4.2. Capital Stock of Parent and Purchaser. As of the date hereof, and at all times thereafter up to and including the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of Purchaser shall be duly authorized, validly issued, fully paid, non-assessable and owned directly by Parent, free and clear of all Liens.

      4.3.  Authority and Absence of Conflict.

            (a) Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Purchaser, and by Parent as sole shareholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming that this Agreement constitutes the valid and binding obligation of the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting the enforcement of creditors' rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

            (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by them of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Purchaser under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Parent or Purchaser or
(y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not prevent or delay in any material respect the consummation of the Merger.

            (c) Other than in connection with or in compliance with the provisions of the MBCL, the HSR Act and the Exchange Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would not prevent or delay in any material respect the consummation of the Merger.

      4.4. Litigation. Except as set forth in Schedule 4.4, there are no actions, suits or proceedings pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries, at law or in equity, or before or by any Governmental Entity or any arbitrator or arbitration tribunal, and no development has occurred with respect to any pending or threatened action, suit or proceedings that is reasonably likely to prevent or delay the consummation of the transactions contemplated hereby.

      4.5. Brokers. No agent, broker, investment banker, financial advisor or other person or entity, other than Houlihan Lockey Howard & Zukin Financial Advisors, Inc. ("Houlihan"), the fees and expenses of which will be paid by Parent, is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

      4.6. Proxy Statement. None of the information supplied in writing by Parent or Purchaser specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.7. Solvency Opinion. Parent has received the opinion of Houlihan, dated the date of this Agreement, with respect to the solvency of the Parent and its consolidated subsidiaries after giving effect to the Merger and the related financings necessary to consummate the transactions contemplated by this Agreement. A copy of this opinion has been provided to the Company.


                                   ARTICLE V.

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

      5.1. Conduct Of Business Of The Company. Except as otherwise contemplated hereby or as expressly set forth in Schedule 5.1, the Company covenants and agrees that, unless Parent shall otherwise agree in writing prior to the Effective Time:

      (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and advantageous business relationships.

         (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries other than any such assets the value of which do not exceed $100,000 individually and $500,000 in the aggregate; (ii) amend its charter or by-laws or similar organizational documents; (iii) except with respect to the creation, amendment, or exercise of rights under any shareholders rights plan (provided that Parent, Purchaser and its affiliates and the transactions contemplated by this Agreement and the Shareholders Agreement are, and continue to be, exempt from the operation of such plan), split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except for dividends by wholly-owned subsidiaries of the Company); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company;
(v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or
(vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except to the extent otherwise permitted herein.

         (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares issuable upon exercise of options outstanding under the Option Plans on the date hereof, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to the Company or a wholly-owned subsidiary of the Company); (iii) except in the ordinary course of business, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of the Company (other than the incurrence of indebtedness otherwise permitted in this Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

         (d) Neither the Company nor any of its subsidiaries shall (except as required pursuant to any agreements in effect at the date hereof) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, increase (except for increases to employees other than officers in the ordinary course of business) the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement; provided, however, the Company may take the action, prior to the Effective Time, with respect to the SERP (as defined in Section 6.8) and the Rabbi and Secular Trusts, as contemplated by Section 6.8.

         (e) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

         (f) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Parent.

         (g) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof untrue or incorrect.


                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

      6.1. Preparation Of Proxy Statement; Shareholders Meeting. (a) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the Shareholders Meeting (the "Proxy Statement"), and the Company shall prepare and file with the Commission the Proxy Statement. Parent will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent and Purchaser and their affiliates as may be required to be disclosed therein. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's shareholders and on the date of the Shareholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements in such information, in light of the circumstances under which they are made, not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

         (b) The Company will as promptly as practicable notify Parent of (i) the receipt of any comments from the Commission and (ii) any request by the Commission for any amendment to the Proxy Statement or for additional information. All filings by the Company with the Commission, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to a reasonable opportunity to review and comment thereon and receipt of approval by Parent (such approval not to be unreasonably withheld or delayed). Parent will furnish to the Company the information relating to it and its affiliates, including Purchaser, the financing for the transactions contemplated by this Agreement and the Shareholders Agreement and any other matters required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

         (c) The Company will: (i) as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby to the extent required by the MBCL and the Company's Restated Articles of Incorporation; and (ii) through its Board of Directors, recommend to its shareholders approval of the foregoing matters; provided; however that the Board of Directors may fail to make or withdraw such recommendation, but only if the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.22, shall be included in the Proxy Statement.

      6.2. Access To Information; Confidentiality. (a) From and after the date of this Agreement and until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Parent, and to the officers, employees and agents of Parent, reasonable access, during normal business hours, to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, provided that such access shall not unreasonably disrupt the Company's business or employees and the Company receives reasonable advance notice of a request for such access.

         (b) Parent and Purchaser each hereby confirms to the Company that the confidentiality agreement dated as of July 15, 1998 by and between Parent and the Company ("the Confidentiality Agreement") is in full force and effect. Purchaser hereby agrees to be bound by and to comply with the Confidentiality Agreement to the same extent as Parent is bound thereby, and Parent and Purchaser each agrees that it will cause the affiliates of Parent and Purchaser to be bound by and to comply with that Agreement to the same extent that Parent is bound thereby, and Parent and Purchaser shall cause Parent's, Purchaser's and such affiliates' officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants, financial advisers and lenders and their respective counsel to comply therewith as though they were parties thereto.

      6.3. Filings; Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement and the Shareholders Agreement, including but not limited to (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the transactions contemplated hereby, (ii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations, (iii) obtaining the necessary approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, and (iv) doing all things necessary, proper or advisable to remove any injunctions or other impediments or delays, legal or otherwise, to the consummation of the Merger and the other transactions contemplated by this Agreement.

         (b) In the event Parent elects to engage in a debt offering between the date hereof and the Effective Time, then upon the request of Parent, the Company will use its reasonable best efforts to cause its independent accountants to promptly deliver to Parent a consent and letter in form reasonably satisfactory to Parent and customary in scope for comfort letters with respect to the Company's financial information included in the debt offering memorandum.

         (c) Notwithstanding the foregoing, none of Parent, Purchaser or the Company shall be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 6.3 if it determines in good faith, based on the advice of outside legal counsel, that such actions would be in breach of its Board of Directors' fiduciary duties under applicable law.

      6.4. Public Announcements. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, legal process or any listing agreement with a national securities exchange.

      6.5. Notification of Certain Matters. The Company, Parent and Purchaser each agree to give prompt notice (a "Default Notice") to each other at any time from the date hereof to the Effective Time of the obtaining by it of knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in this Agreement so as to result in a Material Adverse Effect or in an Acquiror Material Adverse Effect; provided that delivery of any such notice pursuant to this Section 6.5 shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.6. Indemnification And Insurance. (a) The Restated Articles of Incorporation and By-laws of the Company (and the articles of incorporation and By-laws of the Surviving Corporation after the Effective Time) shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions, and the provisions of those certain Indemnification Agreements in effect as of the date hereof between the Company and the persons identified on
Schedule 6.6, shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who at any time prior to the Effective Time was an employee, agent, director or officer of the Company or any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually, an "Indemnified Party" and collectively the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement). Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least substantially the same coverage and containing terms and conditions which are no less advantageous in any material respect to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time ; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate. The Company represents to Parent that such per annum rate of premium currently paid by the Company and its subsidiaries is approximately $95,000. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time , then to the extent permitted by law, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving

Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.6.

         (b) The provisions of this Section 6.6 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation.

      6.7. Solicitation. (a) The Company (and its subsidiaries and affiliates) will not, and the Company (and its subsidiaries and affiliates) will use their reasonable best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of this Agreement), or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this Section 6.7 shall prohibit the Company or its Board of Directors from (i) subject to the provisions of Section 6.4, issuing a press release, filing any report, proxy statement or other document with the Commission pursuant to the Exchange Act or otherwise publicly disclosing the terms of this Agreement, including, without limitation, this
Section 6.7; (ii) proceeding with the transactions contemplated by this Agreement; or (iii) communicating to the Company's shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of this Section 6.7, if (x) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of the Company, only after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction. The Company shall, and shall cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any subsidiary of the Company or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any subsidiary with parties conducted heretofore with respect to any of the foregoing.

         (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (Chicago time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's shareholders from a financial point of view as the Superior Proposal (without taking into account Parent's option to purchase Shares beneficially owned by certain shareholders of the Company pursuant to the Shareholders Agreement); provided further that the Company shall not be required to make such amendments if the Board of Directors in good faith determines that the transactions contemplated by this Agreement as so amended are not reasonably capable of being consummated. In addition, if the Company enters into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Amount (as defined in Section 9.2) subject to the provisions of Section 9.2.

      6.8. Supplemental Executive Retirement Plan Funding. Immediately prior to the Closing, the Company (a) shall fund fully the obligations under the Company's Supplemental Executive Retirement Plan (the "SERP"), and (b) shall execute and deliver the amendment to the SERP, the amendment to the Supplemental Executive Retirement Plan II and the indemnification agreement in the form previously delivered to Parent.

      6.9. TMI Letter Agreement. The letter agreement dated June 2, 1998 between TMI Acquisition Corp. and the Company, as amended and supplemented to date (the "TMI Letter") hereby is terminated and is of no further force or effect. Each of Parent and Purchaser jointly and severally agrees to indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all damages, liabilities, losses, obligations and reasonable costs and expenses (including reasonable attorneys' fees and expenses) arising out of any claim, action or proceeding by TMI Acquisition Corp. or any of its current or former shareholders, officers, directors, employees, representatives, agents, attorneys or any other person or entity that has any financial or other interests arising out of or based upon the TMI Letter.


                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

      7.1. Conditions To Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing on or prior to the Closing on the Closing Date of the following conditions:

      (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

      (b) Antitrust. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and, if applicable, the waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

      (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger or the transactions contemplated hereby or the performance of this Agreement.

      (d) Violation of Law. Consummation of the Merger shall not result in violation of any applicable United States federal or state law.

      (e) Litigation. No preliminary or permanent injunction, decree or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger or the transactions contemplated hereby or the performance of this Agreement shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction or order vacated.

      7.2. Conditions To Obligations Of Parent. The obligations of Parent to effect the Merger are further subject to the following conditions:

      (a) Representations And Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on the Closing Date and as of the Closing, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have a Material Adverse Effect.

      (b) Performance Of Obligations Of The Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing (except for such failures to perform as have not had a Material Adverse Effect), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect, to their best knowledge.

      (c) No Litigation. There shall not be instituted or pending any suit, action or proceeding (having a substantial likelihood of success) against Parent, Purchaser, the Company or any subsidiary of the Company (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the performance of this Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of the respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, the shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation,
(iv) seeking to prohibit or impose material limitations on the ability of Parent to effectively control in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

         (d) Statutes. There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Merger, or any other action shall be taken by any governmental entity, other than the application or the Merger of applicable waiting periods under HSR Act or any other applicable foreign law, that is substantially likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of Section 7.2(c) above.

         (e) Dissenters Rights. The Company shall not have received notice of the intent of shareholders of the Company holding an aggregate of 7.5% or more of the outstanding Shares to object to the Merger and exercise appraisal rights pursuant to the MBCL in respect of the Merger.

         (f) Shareholders Agreement. If Parent shall have exercised the Acquiror Option (as defined in the Shareholders Agreement), the closing of the purchase of Shares pursuant to the Acquiror Option shall have been consummated.

      7.3. Conditions To Obligation Of The Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

              (a) Representations And Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on the Closing Date and as of the Closing, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not reasonably be expected to adversely affect the ability of Parent to consummate the Merger and the transactions contemplated hereby or to perform this Agreement.

              (b) Performance Of Obligations Of Parent. Parent shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had a material adverse effect on the ability of Parent to consummate the Merger and the transactions contemplated hereby or to perform this Agreement).


                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

      8.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

         (a)  by mutual written consent of Parent and the Company; or

         (b) by either Parent or the Company if any governmental body or regulatory authority of the United States of America or any state thereof shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached any of its material agreements or obligations under Section 6.3; or

         (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement) to perform its material obligations under this Agreement required to be performed at or prior to the Effective
Time); or

         (d) by either Parent or the Company if at the duly held meeting of the shareholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders at least two-thirds of the outstanding Shares shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

         (e) by the Board of Directors of Parent, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect and shall not have been cured within 20 business days following receipt by the Company of notice of such breach or failure, or (ii) the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company, shall have accepted such a proposal or (iii) the Board of Directors of the Company shall have failed to recommend to the Company Shareholders that they give the Company Shareholder Approval or shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Merger, or

         (f) by the Board of Directors of the Company, if (i) Parent or Purchaser shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by Parent or Purchaser at or prior to consummation of the Merger and such breach or failure shall have resulted in an Acquiror Material Adverse Effect and shall not have been cured within 20 business days following receipt by the breaching party of notice of such breach or failure, or (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.7(a) and (b) hereof (including the payment of the Termination Amount).

      8.2. Effect Of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, no party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8.1 and Sections 6.2(b), 9.1 and 9.2 of this Agreement, and except that nothing herein will relieve any party from liability for its breach of this Agreement.


                                  ARTICLE IX.

                               GENERAL PROVISIONS

      9.1. Nonsurvival Of Representations And Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.1 have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time. The Confidentiality Agreement shall survive the termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

      9.2. Payment Of Certain Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

            (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(d), 8.1(e)(ii) or (iii) or 8.1(f)(ii) hereof, then the Company shall pay to Parent (i) concurrently with such termination, an amount equal to U.S. $2.0 million (the "Termination Fee"), plus (ii) promptly, but in no event later than two days after being furnished documentation in respect thereto by Parent ("Documentation"), Parent's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Merger, due diligence investigation, the negotiation and execution of this Agreement and the transactions contemplated hereby in an amount not to exceed $750,000 in the aggregate (the "Termination Expenses"), and together with the Termination Fee, the "Termination Amount"). Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Parent.

      9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

                    (a)  If to Parent or Purchaser:

                         Salton/Maxim Housewares, Inc.
                         550 Business Center Drive
                         Mount Prospect, Illinois  60056
                         Attention:  Chairman
                         Telecopy:  (847) 803-8080

                         with a copy to:

                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, Illinois  60606
                         Attention:  Neal Aizenstein, esq.
                         Telecopy:  (312) 876-7934

                         If to the Company:

                         Toastmaster Inc.
                         1801 North Stadium Boulevard
                         Columbia, Missouri  65202
                         Attention:  Chairman
                         Telecopy:  (573) 446-5646

                         with a copy to:

                         Stinson, Mag & Fizzell P.C.
                         1201 Walnut Street
                         Kansas City, Missouri  64106
                         Attention:  John A. Granda
                         Telecopy:  (816) 641-3495

      9.4. Certain Definitions; Interpretation. (a) When a reference is made in this Agreement to subsidiaries of Parent, Purchaser or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by Parent, Purchaser or the Company, as the case may be. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and the term "knowledge" means the actual knowledge of any of the

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



executive officers of the parties and, with respect to Section 3.9 and Section 3.12, the actual knowledge of the most senior officer or employee in charge of employee benefit and environmental matters, respectively, in each cause with the requirement of due inquiry but without any attribution of knowledge from any other person.

         (b) References to "includes" and "including" mean "includes without limitation" and "including without limitation.

         (c) No provision of this Agreement or the Shareholders Agreement shall be interpreted in favor of, or against, any of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

      9.5. Entire Agreement. This Agreement (including the Schedules and the exhibits hereto), the Shareholders Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings prior to the date hereof, including, without limitation, the letter agreement dated June 2, 1998 between TMI Acquisition Corp and the Company.

      9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.7. Severability. If any term or provision of this Agreement or the Shareholders Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or the Shareholders Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

      9.8. Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

      9.9. Amendment. Subject to the applicable provisions of the MBCL, this Agreement may be amended by the parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      9.10. Waiver. Subject to the applicable provisions of the MBCL, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained herein. At any time prior to consummation of the Merger any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. Except as otherwise provided in this Agreement, neither the failure nor any delay by a any party in exercising any right, power or privilege under this Agreement or the document referred to in this Agreement or therein will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      9.11. No Third-Party Beneficiaries; Assignability. Except for Sections 2.2, 2.3 and 6.6 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      9.12. Inclusion of Information in Schedules. The inclusion of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to the Agreement or the transactions contemplated hereby, including, without limitation, for purposes of any covenants, closing conditions or any other remedies the parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

      9.13. Exclusive Jurisdiction and Consent to Service of Process. The parties agree that any action arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought by the parties only in a Missouri state court or a federal court sitting in that state, which shall be the exclusive venue of any such action. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action. Any and all service of process and any other notice in any such action shall be effective against such party when transmitted in accordance with Section 9.3. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law.

      9.14. Waiver of Jury Trial. THE COMPANY, PARENT AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

      9.15. Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Missouri, without giving effect to the principles of conflict of laws thereof.

      IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.


                                             SALTON/MAXIM HOUSEWARES, INC.


                                             By:  _____________________________
                                             Title: Chairman and Chief
                                                    Executive Officer


                                             COLUMBIA ACQUISITION CORP.


                                             By:  _____________________________
                                             Title: President



                                             TOASTMASTER INC.


                                             By:  _____________________________
                                             Title: President

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